ABS New Issue: $2.019 bln MBALT 13-A * PXG DETAIL

$2,019,200 Mercedes-Benz Auto Lease Trust  2013-A Notes
Jt-Leads: BofAML (struc), CA, Citi       Co-Mgrs: HSBC, Mitsubishi

CL	SIZE(mm)	S&P/F	WAL	PWIN	E.FINAL	L.FINAL	BENCH	YLD	PRICE	CPN

A1	478.85	A-1+/F1+	0.39	1-10	2/14	5/15/14		0.270	100.00000	0.27
A2	796.00	AAA/AAA	1.17	10-18	10/14	6/15/15	EDSF+ 17	0.491	99.99942	0.49
A3	590.00	AAA/AAA	1.67	18-23	3/15	2/15/16	EDSF+ 25	0.596	99.99127	0.59
A4	154.35	AAA/AAA	2.00	23-25	5/15	12/17/18	ISWP+ 36	0.730	99.98234	0.72

TICKER:	MBALT 13-A	REGISTRATION:	Public
EXPECTED RATINGS:	S&P/Fitch	PXG SPEED:	100% PPC
EXPECTED SETTLE:	4/24/13	FIRST PAY:	5/15/13
BILL & DELIVER:	BofAML	MIN DENOMS:	$1K x $1K

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.